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                                                                     EXHIBIT 3.4

                                     BYLAWS

                                       of

                          DIVERSIFIED CONTRACTORS, INC.

                                    ARTICLE I

                                     Offices

                  Section 1.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be established and maintained at the office of The Corporation Trust Company, 100 West Tenth Street, in the City of Wilmington, County of New Castle, and said corporation shall be the Registered Agent of the Corporation in charge thereof.

                  Section 1.02. Other Offices. The principal place of business of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, or such other place in the State of Delaware as the Board of Directors may from time to time select, and the Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

                                   ARTICLE II

                            Meetings of Stockholders

                  Section 2.01. Annual Meetings. Annual Meetings of stockholders for the election of directors and for the transaction of any proper business shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors by resolution shall determine and as set forth in the notice of the meeting. If the annual meeting of stockholders is not held on the date designated therefor, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. At each annual meeting the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as may properly be brought before the meeting.

                  Section 2.02. Voting. Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these Bylaws shall be entitled to one vote, in person or by proxy, for each share of stock outstanding and entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any questions before the meeting shall be by written ballot. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock outstanding and having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of a statute or of the Certificate of Incorporation a different vote is required in which case such express provision shall govern and control the decision of such question.

                  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or town where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the

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time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

                  Section 2.03. Quorum. At all meetings of stockholders, except as otherwise required by statute or by the Certificate of Incorporation, the presence, in person or by proxy, of the holders of a majority of the shares of stock outstanding and entitled to vote thereat shall be requisite for, and shall constitute a quorum for, the transaction of business. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of shares entitled to vote shall be present or represented. At any such adjourned meeting at which the requisite amount of shares entitled to vote shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                  Section 2.04. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President or the Secretary and shall be called by the President or the Secretary at the request of the Board of Directors or at the request in writing of the holders of a majority of the shares of stock outstanding and having voting power. Such request shall state the purpose or purposes of the proposed meeting. Special meetings may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

                  Section 2.05. Notice of Meetings. Written notice stating the place, date and time of any meeting, annual or special, and, if a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the date of the meeting.

                  Section 2.06. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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